Exhibit 107

CALCULATION OF REGISTRATION FEE

Title of Each Class Of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee (3)
Common stock, $0.0001 par value per share	30.303.030 shares	$0.326	$9,878,787.78	$1,088.64	(4)

1) In accordance with Rule 416(a), the registrant is also registering hereunder an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends or similar transactions.

2) Estimated in accordance with Rule 457(c) of the Securities Act of 1933 solely for the purpose of computing the amount of the registration fee based on the closing market price of the Registrant’s common stock on the OTCQB on February 14, 2023.

3) Calculated under Section 6(b) of the Securities Act of 1933.

(4) Paid Herewith

(5) As of February 14, 2023, the Company had 17,204,081 issued and outstanding shares of common stock all of which are marketable securities and considered part of the float.